UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2011

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-51462	20-3174202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (704) 341-1516

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05.	Amendment to Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On March 18, 2011, the Board of Chelsea Therapeutics International, Ltd. amended its Code of Ethics for the Board of Directors and Executive Officers to prohibit the purchase by directors or executive officers of financial instruments, such as puts or other derivatives, to hedge against a decline in the market value of the Company’s equity securities granted as part of his or her compensation or held, directly or indirectly, by him or her.

Item 8.01.	Other Events.

On March 18, 2011, the Board of Chelsea amended its Code of Business Conduct and Ethics to prohibit the purchase by employees and directors of financial instruments such as puts or other derivatives, to hedge against a decline in the market value of the Company’s equity securities granted as part of his or her compensation or held, directly or indirectly, by him or her.

On March 18, 2011, the Board of Chelsea adopted a recoupment policy that requires all executive officers to repay or return cash bonuses and/or equity awards in the event: (i) the Company issues a material restatement of its financial statements and where the restatement was caused by the employee’s intentional misconduct; (ii) the executive officer was found to be in violation of non-compete provisions of any plan or agreement; or (iii) the executive officer has committed ethical or criminal violations.

On March 18, 2011, the Board of Chelsea amended its 2004 Stock Plan to provide that (i) no award under the Plan may be repriced after its issuance, whether by an adjustment to the individual or aggregate exercise or purchase price, the aggregate amount of equity securities subject to the Incentive, or otherwise, and (ii) no award that is not payable in cash may be exchanged with the company for cash, whether by cashless net exercise or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

Date: March 21, 2011	/s/ J. Nick Riehle
J. Nick Riehle, Chief Financial Officer

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